Exhibit 16.1

CHAVEZ & KOCH	DAVID CHAVEZ, CPA
DChavez@chavezandkoch.com
BUSINESS CONSULTANTS	TIM KOCH, CPA
TKoch@chavezandkoch.com
CERTIFIED PUBLIC ACCOUNTANTS	MICHAEL J. MEHR, CPA
Mmehr@chavezandkoch.com
KIRK D. KAPLAN
Kkaplan@chavezandkoch.com

January 10, 2005

United States Securities and Exchange Commission
Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4 of Form 8-K dated May 28, 2004, of Ardent Mines Limited, and are in agreement with the statements which state that since we were engaged by the registrant on September 15, 2003 there were no disagreements between the Registrant and Chavez & Koch, CPA's on any matters of accounting principles and practices, financial disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Chavez & Koch would have caused Chavez & Koch to make reference to the matter in its reports on the Registrant's financial statements. Since September 15, 2003 there were no reportable events as described in Item 304(a)(1)(iv) of Regulation S-B.

We have no basis to agree or disagree with other statements of the registrant contained therein.

If you have any questions or need additional information, please call me at 702-443-7075.

Sincerely,
Chavez & Koch, CPA's

/s/ Tim Koch
Tim Koch, CPA
Managing Shareholder

SAN DIEGO	HENDERSON - MAIN OFFICE		LAS VEGAS - APPOINTMENT ONLY
4370 LA JOLLA DRIVE, SUITE 400	2920 NORTH GREEN VALLEY PARKWAY, BLDG. 8, SUITE 821		6644 W. SAHARA AVENUE, SUITE 200
SAN DIEGO, CALIFORNIA 92122	HENDERSON, NEVADA 89014		LAS VEGAS, NEVADA 89146
TEL: 858.784.0050	TEL: 702.433.7075	FAX: 702.451.2863	TEL: 702.433.7075	FAX: 702.451.2863